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                                                                     EXHIBIT 3.1


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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           IRON MOUNTAIN INCORPORATED

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                           AS AMENDED ON MAY 27, 2004

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                          COMMONWEALTH OF PENNSYLVANIA

                AMENDMENT AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           IRON MOUNTAIN INCORPORATED

     In compliance with the requirements of 15 Pa.C.S. Section 1915 of the Business Corporation Law of 1988 (relating to articles of amendment), the undersigned business corporation, desiring to amend and restate its Articles of Incorporation, hereby states that:

FIRST:    The name of the Corporation is Iron Mountain Incorporated.

SECOND: The address of this Corporation's current registered office in this Commonwealth is:

          Corporation Service Company
          319 Market Street
          Harrisburg, PA 17101
          Dauphin County

THIRD: The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended. The date of incorporation of the Corporation was March 5, 1997.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, to be divided into Two Hundred Million (200,000,000) shares of Common Stock, par value $0.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share.

     The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock as a class without series or in one or more series, and, by filing a statement pursuant to applicable law of the Commonwealth of Pennsylvania, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and rights of the shares of each such class or series.

     Any or all classes and series of shares, or any part thereof, may be represented by uncertified shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.

FIFTH: The shareholders shall not have the right to cumulate their shares in voting for the election of Directors.

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SIXTH:    Subchapter E (Sections 2541-2548), Subchapter G (Section 2561-2568)
          and Subchapter H (Section 2571-2578) of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to this Corporation.

SEVENTH: These Amended and Restated Articles of Incorporation supersede the Corporation's original Articles of Incorporation and all amendments thereto and prior restatement thereof.

EIGHTH:   The duration of the Corporation is perpetual.

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